Exhibit 10.2

HILLENBRAND, INC. STOCK INCENTIVE PLAN
PERFORMANCE BASED UNIT AWARD AGREEMENT
Relative Total Shareholder Return
This Performance Based Unit Award Agreement (this “Agreement”) is effective as of the ___ day of December, 20__, between Hillenbrand, Inc. (the “Company”) and _________________ (the “Employee”). The Award evidences the grant by the Company of Restricted Stock Units subject to the attainment of certain performance measures as described herein (hereinafter, “Performance Based Units,” “Units” or “Award”), all in accordance with the provisions of the Hillenbrand, Inc. Stock Incentive Plan, as amended from time-to-time (the “Plan”). The number of Units that will ultimately be earned under this Agreement, as well as the number of shares of Common Stock that will be distributed in settling those earned Units, which will not be determined until the end of the Measurement Period, will depend on the Company’s Total Shareholder Return (as defined below) relative to that of the current members of the S&P MidCap 400 Industrials Index (the “Index”).
The Units are subject to the terms and conditions set forth in the Plan (which is incorporated herein by reference), any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”), and this Agreement. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms, conditions, and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This grant becomes effective only if Employee affirmatively accepts it and evidences Employee’s understanding of the terms and conditions of the Award, in accordance with applicable procedures established by the Company. Any terms used in this Agreement as capitalized defined terms that are not defined herein shall have the meanings set forth in the Plan. For purposes of this Agreement, “Employer” means the entity (i.e., the Company or the Subsidiary) that employs the Employee.
AWARD INFORMATION

Target Performance Based Unit Award	______ Units
Measurement Period (three fiscal years)	October 1, 20__ through September 30, 20__

AWARD DETERMINATION
The number of Units that will be earned at the end of the Measurement Period is a function of the Company’s Total Shareholder Return, compared and ranked against the Total Shareholder Return of the members of the Index as of the date that this award is approved by the Compensation and Management Development Committee of the Board of Directors of the Company. For purposes of this Agreement, the term “Total Shareholder Return” (TSR), as applied to the Company or any member of the Index, shall mean stock price appreciation from the beginning to the end of the Measurement Period, plus dividends and distributions made or declared during the Measurement Period (it shall be assumed that such dividends or distributions are reinvested in the common stock of the Company or the applicable member of the Index), expressed as a percentage return.
Except as otherwise provided below in the Terms and Conditions, at the end of the Measurement Period, the Units earned will be the number of whole Units (rounded down) equal to the product of (a) the number of Units constituting the Target Performance Based Unit Award set forth above, and (b) a multiplier, calculated as the ranking (expressed as a percentage) of the Company’s TSR during the Measurement Period against the TSR of the members of the Index.

Ranking of Company TSR against Index members, expressed as a percentage	Multiplier
Equal to or less than 24.99% of Index	zero (no Units earned)
Equal to 25% of Index	0.25
Equal to 25.01% up to 49.99% of Index	determined via linear interpolation, from 0.2501 through 0.9999
Equal to 50% of Index	1.0 (target number of Units earned)
Equal to 50.01% up to 74.99% of Index	determined via linear interpolation, from 1.01 through 1.7499
Equal to or greater than 75% of Index	1.75 (maximum Units earned)

In the event any member of the Index is not publicly traded at the conclusion of the Measurement Period, it will not be included in the TSR ranking calculated following the Measurement Period; provided, however, that in the event any such company is not publicly traded by reason of bankruptcy, liquidation, or similar proceeding, it shall be included in the TSR ranking with an applicable TSR equal to negative one hundred percent (-100%).

TERMS AND CONDITIONS
Note: If this Award is granted to an Employee who is employed outside of the United States of America, the terms and conditions of the Appendix A (and the addendum attached to Appendix A) are hereby incorporated into and shall become part of the Terms and Conditions of this Agreement.
1.    Grant of Performance Based Units. Pursuant to and subject to the terms and conditions of the Plan, the Company hereby awards to the Employee, who is an employee of the Company or one of its Subsidiaries, the opportunity to earn the number of Units that will be determined at the end of the Measurement Period under the Award Determination section above, up to but not exceeding the number of Units specified above as the Maximum Performance Based Unit Award. Each Unit represents the conditional right to receive one share of the Company’s common stock, without par value (“Common Stock”). Upon settlement at the end of the Measurement Period, the earned Units will be settled by the distribution to the Employee of one share of Common Stock for each Unit being settled, as provided in Paragraph 7 and subject to withholding as provided in Paragraph 11.
2.    Acceptance; Transfer Restrictions. The Employee hereby accepts the award of Units described in this Agreement and agrees that the Units will be held by the Employee and the Employee’s successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms, and conditions contained in this Agreement and the Plan. Except as otherwise provided in this Agreement or the Plan, the Employee may not sell, assign, transfer, pledge, or otherwise dispose of or encumber any of the Units, any shares of Common Stock underlying the Units, or any interest in the Units or underlying shares of Common Stock, until the Measurement Period expires, at which time the Employee’s rights in the Units will be earned and settled to the extent provided in this Agreement. Any purported sale, assignment, transfer, pledge, or other disposition or encumbrance in violation of this Agreement or the Plan will be void and of no effect.
3.    Earning/Measurement Period. If the Employee remains employed by the Company or a Subsidiary through the end of the Measurement Period, then at the end of the Measurement Period the Units will become fully earned, to the extent determined under the Award Determination section above. If the Employee does not remain employed through the end of the Measurement Period, the provisions of Paragraph 8 below will apply in determining the number of Units, if any, which will become earned at the end of the Measurement Period. All Units not earned at the end of the Measurement Period will be forfeited, and the Employee will have no rights or interest in or to those forfeited Units.
4.    Unfunded Obligations. The Company will reflect the Employee’s interests in the Units and the underlying shares of Common Stock by means of bookkeeping entries on the financial records of the Company, and this Agreement will not create in the Employee or any successors any right to, or claim against any, specific assets of the Company or result in the creation of any trust or escrow account for the Employee or any successors. With respect to their interests under this Agreement, the Employee and any successors will be general creditors of the Company.
5.    Voting Rights. The Employee will not have any rights of a shareholder to vote the shares of Common Stock underlying the Units until the Units are earned and settled after the end of the Measurement Period. Once the Units are settled by distribution of shares of Common Stock, the Employee will have all shareholder voting rights with respect to those shares of Common Stock.
6.    Dividends and Other Distributions. During the Measurement Period, the Employee will not have any rights of a shareholder to receive dividends or other distributions with respect to the shares of Common Stock underlying the Units (i.e., the Units will not accrue dividends). Once the Units are settled by distribution of shares of Common Stock, the Employee will have all shareholder rights to dividends and other distributions with respect to those shares of Common Stock.
7.    Actions after Earning is Determined. As soon after the end of the Measurement Period as is practicable, and in any event on or before the end of the calendar year during which the Measurement Period ends, the Company will settle the earned Units by distributing to the Employee one share of Common Stock for each Unit earned under this Agreement. To distribute those shares of Common Stock, the Company shall instruct the Company’s transfer agent to recognize in book entry form that the Employee is the registered holder of the number of shares of Common Stock attributable to the earned Units as of the end of the Measurement Period, free from any restrictions or other terms and conditions of this Agreement. At that same time, the Company shall take such actions as it shall deem appropriate to cancel the forfeited Units and to cause them to no longer be recognized as outstanding awards under the Plan. The Employee (or his or her successors) shall execute and deliver such instruments and take such other actions as the Company shall reasonably request with respect to the actions to be taken pursuant to this Paragraph.
8.    Termination of Employment. If the Employee’s employment with the Company and/or a Subsidiary terminates during the Measurement Period (a transfer of employment among the Company and its Subsidiaries will not be treated as a termination of employment), then all or some portion of the Units that would otherwise have become earned Units (based on the actual performance for the Measurement Period) had the Employee remained employed throughout the entire Measurement Period, if any (the “Full Period Units”), will be earned or be forfeited as follows:
(a)    if the Employee’s employment terminates due to death, Disability or Retirement, then at the end of the Measurement Period the number of Units that then become earned Units will be equal to the product (rounded down to the nearest whole Unit) of (i) the number of Full Period Units, and (ii) a fraction, the numerator of which is the number of full weeks in the Measurement Period during which the Employee was employed by the Company or a Subsidiary, and the denominator of which is 156;
(b)    if the Employee’s employment terminates due to involuntary termination without Cause, then at the end of the Measurement Period the number of Units that then become earned Units will be equal to the product (rounded down to the nearest whole Unit) of (i) the number of Full Period Units, and (ii) a fraction, the numerator of which is the number of full weeks in the Measurement Period during which the Employee was employed by the Company or a Subsidiary, and the denominator of which is 156;
(c)    if the Employee, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary that provides for the voluntary termination of employment by the Employee for Good Reason, and if the Employee terminates employment voluntarily for Good Reason, then at the end of the Measurement Period the number of Units that then become earned Units will be the same portion of the Full Period Units as if the Employee’s employment had been involuntarily terminated without Cause, as determined under subparagraph (b) of this Paragraph; and
(d)    upon termination of the Employee’s employment for any reason other than those described in subparagraphs (a), (b), or (c) of this Paragraph, all of the Units will be forfeited immediately upon the termination of the Employee’s employment.
9.    Change in Control. Except as otherwise required under the terms and conditions of any applicable change in control agreement between the Employee and the Company or a Subsidiary, upon the occurrence of a Change in Control during the Measurement Period, the number of Units that then become earned Units will be equal to the product (rounded down to the nearest whole Unit) of (i) the number of Units equal to the Target Performance Based Unit Award, and (ii) a fraction, the numerator of which is the number of full weeks in the Measurement Period prior to the Change in Control, and the denominator of which is 156, and all other shares will be forfeited.
10.    Forfeiture; Potential Repayment Obligation.
(a)    The Employee’s Units, any Common Stock acquired under the Plan, and any proceeds from the sale of any of the foregoing are required to be forfeited by the Employee, including after vesting or delivery, if the Employee breaches any restrictive covenant contained in any employment, severance, or other agreement with the Company or the Employer or in any applicable Company or Employer policy, and the Company may direct the Stock Plan Provider (as defined below) to deliver to the Company such Units, Common Stock, or proceeds from the sale of any of the foregoing, to the extent held in an account with such Stock Plan Provider.
(b)    This Paragraph 10(b) is applicable only if the Employee holds the office of Vice President, or a higher office, with the Company or one of its significant Subsidiaries as of the effective date of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, any Units granted or shares of Common Stock issued in connection with this Agreement, and/or any amount received with respect to any sale of any such shares, shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of the Company’s clawback policy, as it may be amended from time to time (the “Policy”). The Employee agrees and consents to the Company’s application, implementation, and enforcement of (a) the Policy or any similar policy established by the Company or its Subsidiaries that may apply to the Employee, and (b) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Employee) or applicable law without further consent or action being required by the Employee. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, the terms of such policy shall prevail.
11.    Withholding. At the time of the settlement of Units by distribution of any shares of Common Stock pursuant to Paragraph 7 of this Agreement, the Company has the right and power to deduct or withhold, or require the Employee to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements with respect to such distributed shares. The Company may permit or require the Employee to satisfy all or part of the tax withholding obligations in connection with this Agreement by (a) having the Company withhold otherwise distributable shares, or (b) delivering to the Company shares of Company Common Stock already owned for a period of at least six months (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes), in each case having a value equal to the amount to be withheld, which shall not exceed the amount determined by the maximum statutory tax withholding rate in the Employee’s applicable jurisdictions, including of employment and residence (or such other rate as will not result in a negative accounting impact). For these purposes, the value of the shares of Common Stock to be withheld or delivered will be equal to the Fair Market Value as of the date that the taxes are required to be withheld.
12.    Deferral of Distribution; Code Section 409A Compliance. To the extent that the Employee is a U.S. tax resident, the Employee may make a one-time, irrevocable election to defer distribution of shares of Common Stock issued in settlement of earned Units by completing and submitting a written election to the Company on such forms and following such procedures as are required by the Company for effecting such elections. To be effective, the election must be delivered to the Company by the date that is six months before the last day of the Measurement Period and must specify an event or date for distribution of shares of Common Stock from among the following: (a) separation of service, (b) Disability, (c) death, (d) a fixed date, or (e) a Change in Control. The Employee’s right to defer, as well as all other provisions of this Agreement, shall be interpreted and applied in a manner consistent with the applicable standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance. To the extent that any terms of this Agreement would subject the Employee to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code Section 409A standards.
13.    Notices. All notices and other communications required or permitted under this Agreement shall be written and delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Batesville, Indiana, and if to the Employee or his or her successor, to the address last furnished by the Employee to the Company. The Company may, however, authorize notice by any other means it deems desirable or efficient at a given time, such as notice by facsimile or electronic mail.
14.    No Employment Rights. Neither the Plan nor this Agreement confers upon the Employee any right to continue in the employ of the Employer or limits in any way the right of the Employer to terminate the Employee’s employment at any time. The Employee shall have no rights as a shareholder of the Company with respect to any shares of Common Stock issuable upon the earning of the Units until the date of issuance of such shares of Common Stock in settlement of the award.
15.    Plan Controlling. The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Company or the Committee are binding and conclusive upon the Employee and his or her legal representatives. The Employee agrees to be bound by the terms and provisions of the Plan.
16.    Discretionary Nature of Grant; No Vested Rights. The Employee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Units or benefits in lieu of Units in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of shares of Common Stock subject to the grant, and the vesting provisions. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Employee’s employment with the Employer. Neither the Company nor the Employer shall be liable for any change in value of the Award, the amount realized upon settlement of the Award or the amount realized upon a subsequent sale of any shares of Common Stock acquired upon settlement of the Award resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate.
17.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Units or other awards granted to the Employee under the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18.    Additional Requirements. The Company reserves the right to impose other requirements on the Units, any shares of Common Stock acquired pursuant to the Units, and the Employee’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring the Employee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
19.    Defined Terms. For purposes of this Agreement, the following terms have the meanings provided in this Paragraph. The terms included in the Award Information section of this Agreement have the values specified in that section.
(a)    “Cause” means:
(i)    if the Employee is a party to a written employment agreement with the Company or a Subsidiary that defines “cause” or a comparable term, the definition in that employment agreement, and
(ii)    if not, the Company’s good faith determination that the Employee has:
(1)    failed or refused to comply fully and timely with any reasonable instruction or order of the Company or applicable Subsidiary, provided that such noncompliance is not based primarily on the Employee’s compliance with applicable legal or ethical standards;
(2)    acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude, or is otherwise illegal and involves conduct that has the potential to cause the Company or a Subsidiary or any of their respective officers or directors embarrassment or ridicule;
(3)    violated any applicable Company or Subsidiary policy or procedure, including the Company’s Code of Ethical Business Conduct; or
(4)    engaged in any act that is contrary to the best interests of or would expose the Company, a Subsidiary, their related businesses, or any of their respective officers or directors to probable civil or criminal liability, excluding the Employee’s actions in accordance with applicable legal or ethical standards.
(b)    “Disability” means:
(i)    if the Employee, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary that defines “disability” or a comparable term, the definition in such employment agreement, and
(ii)    if not, the Company’s good faith determination that the Employee is eligible (except for the waiting period) for permanent disability benefits under Title II of the Federal Social Security Act or, as it relates to Employees residing outside the United States, applicable local law.
(c)    “Good Reason” means, if the Employee, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary, the definition given to that term or a comparable term in that agreement, if any.
(d)    “Retirement” means termination of employment, other than upon death or discharge by the Company or any Subsidiary for Cause, after having:
(i)    completed at least five years of service in the aggregate with the Company or any of its Subsidiaries, and
(ii)    reached age fifty-five (55).
20.    Data Privacy. The Company is located at One Batesville Boulevard, Batesville, Indiana 47006, United States of America, and grants Units under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company’s grant of the Award under the Plan and its ongoing administration of such award, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Award, the Employee expressly and explicitly consents to the personal data activities as described herein.
(a)Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about the Employee, specifically, the Employee’s name, home address, email address and telephone number, date of birth, date of hire, social security or insurance number, passport number or other identification numbers, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of the Employee’s Data is the Employee’s consent. The Employee’s Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company’s legal basis for such disclosure of the Employee’s Data is to comply with applicable laws, rules and regulations.
(b)Stock Plan Provider. The Company and the Employer transfer the Employee’s Data to Fidelity Stock Plan Services LLC, a broker firm/third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of awards granted under the Plan (the “Stock Plan Provider”). In the future, the Company may select a different Stock Plan Provider and share the Employee’s Data with another company that serves in a similar manner. The Stock Plan Provider will open an account for the Employee to receive and trade shares of Common Stock acquired under the Plan. The Employee will be asked to agree to separate terms and data processing practices with the Stock Plan Provider, which is a condition of the Employee’s ability to participate in the Plan.
(c)International Data Transfers. The Company and the Stock Plan Provider are based in the United States of America. The Employee should note that the Employee’s country of residence may have enacted data privacy laws that are different from the United States of America. The Company’s legal basis for the transfer of the Employee’s Data to the United States of America is the Employee’s consent.
(d)Voluntariness and Consequences of Consent, Denial or Withdrawal. The Employee’s participation in the Plan and the Employee’s grant of consent hereunder is purely voluntary. The Employee may deny or withdraw his or her consent at any time. If the Employee does not consent, or if the Employee later withdraws his or her consent, the Employee may be unable to participate in the Plan. This would not affect the Employee’s existing employment or salary; instead, the Employee merely may forfeit the opportunities associated with participation in the Plan.
(e)Data Retention. The Employee understands that the Employee’s Data will be held only as long as is necessary to implement, administer and manage the Employee’s Award and participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company retains the Employee’s Data longer, it would be to satisfy the Company’s legal or regulatory obligations and the Company’s legal basis would be for compliance with applicable laws, rules and regulations.
(f)Data Subject Rights. The Employee understands that the Employee may have the right under applicable law to (i) access or copy the Employee’s Data that the Company possesses, (ii) rectify incorrect Data concerning the Employee, (iii) delete the Employee’s Data, (iv) restrict processing of the Employee’s Data, and (v) lodge complaints with the competent supervisory authorities in the Employee’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Employee understands that the Employee can contact his or her Employer’s human resources representative.

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IN WITNESS WHEREOF the Company and the Employee have executed this Agreement as of the date first above written.

[EMPLOYEE SIGNATURE]

Print Name:

HILLENBRAND, INC.

By:

Print Name:

Title:

APPENDIX A
HILLENBRAND, INC.
PERFORMANCE BASED UNIT AWARD AGREEMENT
Additional Provisions Applicable Outside of the United States of America
To the extent that the Employee is employed outside of the United States of America, the following provisions are considered part of, and modify, as applicable, the Terms and Conditions of the Agreement:
1.    The following paragraph is added to the end of Paragraph 7:
Notwithstanding anything in the Agreement to the contrary, the Company may, in its sole discretion, settle the Units (and any Dividend Shares) in the form of a cash payment to the extent settlement in shares of Common Stock is prohibited under local law or would require the Employee, the Company and/or the Employer to obtain the approval of any governmental and/or regulatory body in the Employee’s country of residence (and country of employment, if different). Alternatively, the Company may, in its sole discretion, settle the Units (and any Dividend Shares) in the form of shares of Common Stock but require an immediate sale of such shares (in which case, the Employee hereby expressly authorizes the Company to issue sales instructions in relation to such shares of Common Stock on the Employee’s behalf).
2.    The following subparagraphs (e) and (f) are added to the end of Paragraph 8:
(e)    if the Employee is a resident or employed outside of the United States, the Employee’s termination date shall mean the earliest of (i) the date on which notice of termination is provided to the Employee, (ii) the last day of the Employee’s active service with the Company or one of its Subsidiaries, or (iii) the last day on which the Employee is an “employee” of the Company or one of its Subsidiaries, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local labor or employment laws; and
(f)    if the Employee is a resident or employed in a country that is a member of the European Union, the grant of the Units and this Agreement is intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
3.    Paragraph 11 is deleted in its entirety and replaced with the following:
11.    Tax and Social Insurance Contributions Withholding.
(a)    Regardless of any action the Company and/or the Employer take with respect to any or all income tax (including U.S. federal, state, and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account, or other tax-related withholding (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee’s responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting and settlement of the Award, and the subsequent sale of any shares of Common Stock acquired pursuant to the Award and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Employee’s liability for Tax-Related Items.
(a)Prior to the delivery of shares of Common Stock upon vesting of the Award, if the Employee’s country of residence (and/or the Employee’s country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole shares of Common Stock otherwise issuable upon vesting of the Award that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Common Stock. The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that the withholding of shares of Common Stock may trigger adverse consequences to the Company or the Employer, the Company or the Employer may withhold the Tax-Related Items required to be withheld with respect to the shares of Common Stock in cash from the Employee’s regular salary and/or wages, or other amounts payable to the Employee, or may require the Employee to personally make payment of the Tax-Related Items required to be withheld. In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock by the Company or through withholding from the Employee’s regular salary and/or wages or any other amounts payable to the Employee, no shares of Common Stock will be issued to the Employee (or the Employee’s estate) upon vesting of the Award unless and until satisfactory arrangements (as determined by the Committee) have been made by the Employee with respect to the payment of any Tax-Related Items which the Company and the Employer determine, each in its sole discretion, must be withheld or collected with respect to such Award. By accepting the Award, the Employee expressly consents to the withholding of shares of Common Stock and/or cash as provided for hereunder. All other Tax-Related Items related to the Award and any shares of Common Stock delivered in settlement thereof are the Employee’s sole responsibility. If the obligation for the Employee’s Tax-Related Items is satisfied by withholding a number of shares of Common Stock as described herein, the Employee shall be deemed to have been issued the full number of shares of Common Stock issuable upon vesting, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting or any other aspect of the Award.
(b)To the extent the Company or the Employer pays any Tax-Related Items that are the Employee’s responsibility (“Advanced Tax Payments”), the Company or the Employer shall be entitled to recover such Advanced Tax Payments from the Employee in any and all manner that the Company determines appropriate in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to the Employee by the Company or the Employer (including regular salary/wages, bonuses, incentive payments and shares of Common Stock acquired by the Employee pursuant to any equity compensation plan that are otherwise held by the Company for the Employee’s benefit).
(c)If the Employee is subject to taxation in more than one jurisdiction, the Employee acknowledges that the Company or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Employee hereby consents to any action reasonably taken by the Company and the Employer to meet the Employee’s obligation for Tax-Related Items. By accepting the Award, the Employee expressly consents to the withholding of shares of Common Stock and/or withholding from the Employee’s regular salary and/or wages or other amounts payable to the Employee as provided for hereunder. All other Tax-Related Items related to the Award and any shares of Common Stock delivered in payment thereof are the Employee’s sole responsibility.
4.    Paragraph 20 is deleted in its entirety and replaced with the following:
20.    Data Privacy. The Company is located at One Batesville Boulevard, Batesville, Indiana 47006, United States of America, and grants Units under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company’s grant of the Award under the Plan and its ongoing administration of such award, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Award, the Employee expressly and explicitly consents to the personal data activities as described herein.
(g)Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about the Employee, specifically, the Employee’s name, home address, email address and telephone number, date of birth, date of hire, social security or insurance number, passport number or other identification numbers, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested, or outstanding in the Employee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of the Employee’s Data is the Employee’s consent. The Employee’s Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company’s legal basis for such disclosure of the Employee’s Data is to comply with applicable laws, rules and regulations.
(h)Stock Plan Administration Service Providers. The Company and the Employer transfer the Employee’s Data to Fidelity Stock Plan Services LLC, a broker firm/third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of awards granted under the Plan (the “Stock Plan Provider”). In the future, the Company may select a different Stock Plan Administrator and share the Employee’s Data with another company that serves in a similar manner. The Stock Plan Provider will open an account for the Employee to receive and trade shares of Common Stock acquired under the Plan. The Employee will be asked to agree to separate terms and data processing practices with the Stock Plan Provider, which is a condition of the Employee’s ability to participate in the Plan.
(i)International Data Transfers. The Company and the Stock Plan Provider are based in the United States of America. The Employee should note that the Employee’s country of residence may have enacted data privacy laws that are different from the United States of America. The Company’s legal basis for the transfer of the Employee’s Data to the United States of America is the Employee’s consent.
(j)Voluntariness and Consequences of Consent, Denial or Withdrawal. The Employee’s participation in the Plan and the Employee’s grant of consent hereunder is purely voluntary. The Employee may deny or withdraw his or her consent at any time. If the Employee does not consent, or if the Employee later withdraws his or her consent, the Employee may be unable to participate in the Plan. This would not affect the Employee’s existing employment or salary; instead, the Employee merely may forfeit the opportunities associated with participation in the Plan.
(k)Data Retention. The Employee understands that the Employee’s Data will be held only as long as is necessary to implement, administer and manage the Employee’s Units and participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company retains the Employee’s Data longer, it would be to satisfy the Company’s legal or regulatory obligations and the Company’s legal basis would be for compliance with applicable laws, rules and regulations.
(l)Data Subject Rights. The Employee understands that the Employee may have the right under applicable law to (i) access or copy the Employee’s Data that the Company possesses, (ii) rectify incorrect Data concerning the Employee, (iii) delete the Employee’s Data, (iv) restrict processing of the Employee’s Data, (vi) lodge complaints with the competent supervisory authorities in the Employee’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Employee understands that the Employee can contact his or her Employer’s human resources representative.
5.    The following Paragraphs 21 through 24 are added to the end of the Terms and Conditions of the Agreement:
21.    Termination Indemnities. The Employee’s participation in the Plan is voluntary. The value of the Units and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Employee’s employment (and the Employee’s employment contract, if any). Any grant under the Plan, including the grant of the Units, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.
22.    No Public Offering of Securities. The grant of the Units is not intended to be a public offering of securities in the Employee’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus, or other filings with the local securities authorities (unless otherwise required under local law).
23.    English Language. If the Employee is a resident outside of the United States, the Employee acknowledges and agrees that it is the Employee’s express intent that this Agreement, the Plan, and all other documents, notices, and legal proceedings entered into, given, or instituted pursuant to the Units, be drawn up in English. If the Employee has received this Agreement, the Plan, or any other documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
24.    Addendum. Notwithstanding any provisions of this Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Employee’s country of residence (and country of employment, if different), as are set forth in the applicable Addendum to this Agreement. Further, if the Employee transfers the Employee’s residence and/or employment to another country reflected in the Addenda to this Agreement, the special terms and conditions for such country will apply to the Employee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable (or the Company may establish such alternative terms and conditions that may be necessary or advisable to accommodate the Employee’s transfer). Any applicable Addendum shall constitute part of this Agreement.

HILLENBRAND, INC.
ADDENDUM TO
PERFORMANCE BASED UNIT AWARD AGREEMENT
In addition to the terms of the Plan, the Agreement, and Appendix A, the Award is subject to the following additional terms and conditions. All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan, the Agreement, and Appendix A. Pursuant to Paragraph 24 of the Agreement (as reflected in and Appendix A), if the Employee transfers residence and/or employment to another country reflected in an Addendum, the special terms and conditions for such country will apply to the Employee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules, and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Employee’s transfer).

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”)

1.    Data Privacy. If the Employee resides and/or is employed in the EU/EEA, the following provisions replace Paragraph 20 of the Agreement (as reflected in Appendix A):

Data Privacy. The Company is located at One Batesville Boulevard, Batesville, Indiana 47006, United States of America, and grants Units under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company’s grant of the Award under the Plan and its ongoing administration of such award, the Company is providing the following information about its data collection, processing and transfer practices, which the Employee should carefully review.
(a)Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about the Employee, specifically, the Employee’s name, home address, email address and telephone number, date of birth, date of hire, social security or insurance number, passport number or other identification numbers, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of the Employee’s Data is the Employee’s consent. The Employee’s Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company’s legal basis for such disclosure of the Employee’s Data is to comply with applicable laws, rules and regulations.

(b)Stock Plan Provider. The Company and the Employer transfer the Employee’s Data to Fidelity Stock Plan Services LLC, a broker firm/third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of awards granted under the Plan (the “Stock Plan Provider”). In the future, the Company may select a different Stock Plan Provider and share the Employee’s Data with another company that serves in a similar manner. The Stock Plan Provider will open an account for the Employee to receive and trade shares of Common Stock acquired under the Plan. The Employee will be asked to agree to separate terms and data processing practices with the Stock Plan Provider, which is a condition of the Employee’s ability to participate in the Plan.

(c)International Data Transfers. The Company and the Stock Plan Provider are based in the United States of America. The Employee should note that the Employee’s country of residence may have enacted data privacy laws that are different from the United States of America. The Company’s legal basis for the transfer of the Employee’s Data to the United States of America is to satisfy its contractual obligations under the terms and conditions of this Agreement.

(d)Data Retention. The Employee understands that the Employee’s Data will be held only as long as is necessary to implement, administer and manage the Employee’s Award and participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company retains the Employee’s Data longer, it would be to satisfy the Company’s legal or regulatory obligations and the Company’s legal basis would be for compliance with applicable laws, rules and regulations.

(e)Data Subject Rights. The Employee understands that the Employee may have the right under applicable law to (i) access or copy the Employee’s Data that the Company possesses, (ii) rectify incorrect Data concerning the Employee, (iii) delete the Employee’s Data, (iv) restrict processing of the Employee’s Data, (vi) lodge complaints with the competent supervisory authorities in the Employee’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Employee understands that the Employee can contact his or her Employer’s human resources representative.

Canada

1.Settlement in Shares. Notwithstanding anything to the contrary in the Agreement or the Plan, the Award shall be settled only in shares of Common Stock (and may not be settled in cash).

2.Data Privacy. The following provision shall supplement Paragraph 20 of the Agreement:

The Employee authorizes the Company and the Company’s representative to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Employee’s Award granted under the Plan. The Employee further authorizes the Company, the Employer, any broker or any stock plan service provider as may be selected by the Company from time to time to assist with the Plan, to disclose and discuss the Employee’s participation in the Plan with their advisors. The Employee also authorizes the Company and the Employer to record such information related to the Employee’s participation in the Plan and to keep such information in the Employee’s employment file.

3.    English Language. If the Employee is a resident of Québec, the Employee acknowledges and agrees that it is the Employee’s express intent that the Agreement, the Plan, and all other documents, notices, and legal proceedings entered into, given, or instituted pursuant to the Award, be drawn up in English. If the Employee has received the Agreement, the Plan, or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Langue Anglaise. Si l’employé est un résident du Québec, il reconnaît et accepte que son intention est expressément que le présent contrat, le plan et tous les autres documents, avis et procédures judiciaires engagés, donnés ou institués en vertu de l’attribution d’UAI , être rédigé en anglais. Si l’employé a reçu la présente convention, le plan ou tout autre document relatif au Award traduit dans une langue autre que l’anglais, et si le sens de la version traduite est différent de celui de la version anglaise, la version anglaise contrôlera.

China

1.    Award Conditioned on Satisfaction of Regulatory Obligations. If the Employee is a national of the People’s Republic of China (“PRC”), the grant of the Award is conditioned upon the Company securing all necessary approvals from the PRC State Administration of Foreign Exchange to permit the operation of the Plan and the participation of PRC nationals employed by the Employer, as determined by the Company in its sole discretion.

2.    Sale of Shares. Notwithstanding anything to the contrary in the Plan, upon any termination of employment with the Employer, the Employee may be required to sell all shares of Common Stock acquired under the Plan within such time period as may be established by the PRC State Administration of Foreign Exchange.

3.    Exchange Control Restrictions. The Employee understands and agrees that, if the Employee is subject to exchange control laws in China, the Employee will be required to repatriate immediately to China the proceeds from the sale of any shares of Common Stock acquired under the Plan. The Employee further understands that such repatriation of sale proceeds must be effected through a special bank account established by the Company with a financial institution in China and the Employee hereby consents and agrees that proceeds from the sale of shares of Common Stock acquired under the Plan may be transferred to such account by the Company on the Employee’s behalf prior to being delivered to the Employee and that no interest shall be paid with respect to funds held in such account. Sale proceeds may be paid to the Employee in U.S. dollars or local currency at the Company’s discretion. If the sale proceeds are paid to the Employee in U.S. dollars, the Employee understands that the Employee must establish and maintain a U.S. dollar bank account in China so that the proceeds may be deposited into such account. If the sale proceeds are paid to the Employee in local currency, the Employee acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the sale proceeds to local currency due to exchange control restrictions. The Employee agrees to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the net proceeds are converted into local currency and distributed to the Employee. The Employee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

4.    Administration. The Company shall not be liable for any costs, fees, lost interest or dividends or other losses the Employee may incur or suffer resulting from the enforcement of the terms of this section or otherwise from the Company’s operation and enforcement of the terms of the Plan, the Agreement and this Addendum, and the Award in accordance with Chinese law including, without limitation, any applicable rules, regulations, requirements and approvals issued by the State Administration of Foreign Exchange.

Denmark

1.    Treatment of Units Upon Termination of Employment. Notwithstanding any provision in the Agreement or the Plan to the contrary, the treatment of the Award upon the Employee’s termination of employment shall be governed by the Danish Act on the Usage of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”), as in effect at the time of the Employee’s termination of employment (as determined by the Company, in its sole discretion, in consultation with legal counsel). The Employee acknowledges having received an “Employer Statement” in Danish, which is being provided in conjunction with the Award to comply with the Stock Option Act.

France

1.    English Language. If the Employee is a resident of France, the Employee acknowledges and agrees that it is the Employee’s express intent that the Agreement, the Plan, and all other documents, notices, and legal proceedings entered into, given, or instituted pursuant to the Award, be drawn up in English. If the Employee has received the Agreement, the Plan, or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Langue Anglaise. Si l’employé est un résident de la France, il reconnaît et accepte que son intention est expressément que le présent contrat, le plan et tous les autres documents, avis et procédures judiciaires engagés, donnés ou institués en vertu de l’attribution d’UAI , être rédigé en anglais. Si l’employé a reçu la présente convention, le plan ou tout autre document relatif au Award traduit dans une langue autre que l’anglais, et si le sens de la version traduite est différent de celui de la version anglaise, la version anglaise contrôlera.

Germany

No country-specific provisions.

Mexico

1.    Commercial Relationship. The Employee expressly recognizes that the Employee’s participation in the Plan and the Company’s grant of the Award does not create an employment relationship between the Employee and the Company. The Company has granted the Employee the Award as a consequence of the commercial relationship between the Company and the Company’s Subsidiary in Mexico that employs the Employee (i.e., the Employer), and the Company’s Subsidiary in Mexico is the Employee’s sole employer. Based on the foregoing, (a) the Employee expressly recognizes the Plan and the benefits the Employee may derive from the Employee’s participation in the Plan does not establish any rights between the Employee and the Employer, (b) the Plan and the benefits the Employee may derive from the Employee’s participation in the Plan are not part of the employment conditions and/or benefits provided by the Employer, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Employee’s employment with the Employer.

Singapore

1.    Qualifying Person Exemption. The grant of the Award under the Plan is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. The Employee should note that, as a result, the Award are subject to section 257 of the SFA and the Employee will be unable to make: (a) any subsequent sale of the shares of Common Stock underlying the Award in Singapore; or (b) any offer of such subsequent sale of the shares of Common Stock subject to the Award in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Sweden

1.Withholding of Tax-Related Items from Cash Payments. The following provision shall supplement Paragraph 11 of the Agreement (as reflected in Appendix A):

Notwithstanding anything in Paragraph 11 of the Agreement to the contrary, if the Employee is a local national of Sweden, any Tax-Related Items shall be withheld only in cash from the Employee’s regular salary/wages or other amounts payable to the Employee in cash, or such other withholding methods as may be permitted under the Plan and allowed under local law.

Switzerland

1.    Securities Law Notice. The grant of the Award is not intended to be a public offer in or from Switzerland. Because the offer of the Award is considered a private offering, it is not subject to registration in Switzerland. Neither the Agreement, this Addendum nor any other materials relating to the Award (a) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (b) may be publicly distributed nor otherwise made available in Switzerland, or (c) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority).

United Kingdom

1.    Income Tax and Social Insurance Contribution Withholding. The following provision shall supplement Paragraph 11 of the Agreement (as reflected in Appendix A):

Without limitation to Paragraph 11 of the Agreement, the Employee hereby agrees that the Employee is liable for all Tax-Related Items and hereby consents to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Employee hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold on the Employee’s behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Employee is a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Employee is a director or executive officer and income tax due is not collected from or paid by the Employee within ninety (90) days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to the Employee on which additional income tax and national insurance contributions may be payable. The Employee acknowledges that the Employee ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from the Employee at any time thereafter by any of the means referred to in Paragraph 11 of the Agreement.

2.    Exclusion of Claim. The Employee acknowledges and agrees that the Employee will have no entitlement to compensation or damages in consequence of the termination of the Employee’s employment with the Employer for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from the Employee’s ceasing to have rights under or to be entitled to exercise the Award as a result of such termination, or from the loss or diminution in value of the Award. Upon the grant of the Award, the Employee shall be deemed irrevocably to have waived any such entitlement.

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PBU rTSR | Revised November 2019    -1-